Administrative Office:
6400 C Street SW
Cedar Rapids, IA 52499

N-4 Opinion of Counsel

August 18, 2025

Transamerica Life Insurance Company

6400 C Street SW

Cedar Rapids, Iowa 52499-0001

Sir/Madam:

With reference to the Registration Statement on Form N-4 by Transamerica Life Insurance Company with the Securities and Exchange Commission covering individual flexible premium deferred index-linked annuity contracts, I have consulted with outside counsel and examined such documents and such law as I considered necessary and appropriate. On the basis of such examination and consultation, it is my opinion that:

1.	Transamerica Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa.

2.	Transamerica Life Insurance Company has been duly authorized to issue individual flexible premium deferred index-linked annuity contracts by the Department of Insurance of the State of Iowa.

3.

The individual flexible premium deferred index-linked annuity contracts have been duly authorized by Transamerica Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued, and binding obligations of Transamerica Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Sincerely,

TRANSAMERICA LIFE INSURANCE COMPANY

/s/ Brian Stallworth
Brian Stallworth
Assistant General Counsel